Exhibit 5.1

1177 Avenue of the Americas New York, NY 10036 T 212.715.9100 F 212.715.8000

April 9, 2024

Catalent, Inc. 14 Schoolhouse Road Somerset, New Jersey 08873

Ladies and Gentlemen:

We have acted as counsel to Catalent, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing by the Registrant of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 7,625,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Catalent, Inc. 2018 Omnibus Incentive Plan (as amended, effective January 25, 2024, the “Amended Plan”).

We have reviewed copies of (i) the Registration Statement, in substantially the form filed or to be filed with the Commission pursuant to the Act, (ii) the Amended Plan, (iii) the Registrant’s certificate of incorporation and bylaws, each as currently in effect on the date hereof, and (iv) resolutions of the Compensation Committee and Board of Directors of the Registrant relating to the approval of the Amended Plan and the filing of the Registration Statement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Amended Plan or in the award agreements entered into pursuant thereto, will be legally issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

KRAMER LEVIN NAFTALIS & FRANKEL LLP	NEW YORK | SILICON VALLEY | PARIS

Catalent, Inc. April 9, 2024

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP

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